AGREEMENT AND MUTUAL RELEASE

This Agreement and Mutual Release is made this 10thday of January 2008 by and between Solomon Technologies, Inc., a Delaware corporation having a principal place of business at 1224 Mill Street, Bldg. B, East Berlin, CT (the “Company”) and Gary G. Brandt, an individual residing at 50 Blue Ridge Drive, Simsbury, CT (“Brandt”). The Company and Brandt hereby agree as follows:

1. Brandt voluntarily resigned his employment as chief executive officer of the Company effective as of the close of business on January 3, 2008, and the Company hereby accepts such resignation.

2. Brandt and the Company are entering into the Gary G. Brandt 2008 Consulting Agreement and Plan (“Consulting Agreement”) of even date herewith, a copy of which is attached hereto as Exhibit A.

3. Brandt relinquishes any and all claims to compensation and payments of any kind under his employment agreement with the Company dated January 31, 2007 (“Employment Agreement”) or otherwise, including, without limitation, any accrued vacation pay and any compensation that may have accrued after the payroll period ending December 28, 2007.

4.  Brandt hereby forfeits any and all grants of options to purchase the Company’s common stock or of stock appreciation rights, whether or not the exercise of such options or rights has vested. Brandt acknowledges and agrees that the issuance to him of the Shares (as defined herein) shall be in full payment of all expenses he has incurred on the behalf of the Company, and the Company agrees to report the issuance of such shares for tax purposes and otherwise as an expense reimbursement. Notwithstanding the foregoing, the Shares shall be issued pursuant to, and in partial consideration for, Brandt’s agreement to enter into the Consulting Agreement and shall be included with such shares in a registration statement filed with the Securities and Exchange Commission on Form S-8 or equivalent.

5.  Brandt represents and warrants that he has returned to the Company all property belonging to the Company, except for the Company’s laptop computer now in his possession which Brandt agrees to return upon the expiration of the term of the Consulting Agreement.

6. Brandt represents and warrants that he will not directly or indirectly recruit or hire or attempt to recruit or hire any employee, consultant or agent of the Company or assist any person or persons in recruiting or hiring or soliciting any employee, consultant or agent of the Company or any of its affiliates or any person who becomes an employee of the Company or any of its affiliates for a period of six months from the date hereof.

7. In consideration of the issuance to Brandt of 333,000 shares of the Company’s common stock, par value $.001 (“Shares”), and for good and valuable consideration, the sufficiency of which is hereby acknowledged, Brandt hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and its predecessors, successors, affiliates, and assigns, and the directors, officers, employees, shareholders, members and representatives of any of the foregoing, and all persons acting on behalf or through any of the foregoing (collectively, the “Solomon Released Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claims”), that Brandt now has, owns, or holds, or claims to have, own, or hold or that Brandt at any time had, owned, or held, or claimed to have had, owned or held against the Solomon Released Parties or any of them, through the date Brandt signs this Agreement. This general release of Claims includes, without implication of limitation, the complete release of all Claims of breach of express or implied contract; all claims of wrongful termination of employment whether in contract or tort; all Claims of intentional, reckless, or negligent infliction of emotional distress; all Claims of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims of interference with contractual or advantageous relations, whether prospective or existing; all Claims of deceit or misrepresentation; all Claims of discrimination under state or federal law, all Claims of defamation or damage to reputation; all Claims for reinstatement; all Claims for punitive or emotional distress damages; all Claims for stock, stock options, wages, bonuses, severance, back or front pay or other forms of compensation and all Claims for attorney’s fees and costs. This general release of Claims shall not be construed to include a release of Claims that arise from the Company’s express obligations under this Agreement and the Consulting Agreement. Brandt further agrees not to initiate any litigation, lawsuit, claim or action against the Company or any of the Solomon Released Parties with respect to any and all Claims released in this paragraph 7.

8. For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Solomon Released Parties hereby irrevocably and unconditionally release, acquit, and forever discharge Brandt, as well as his heirs, agents, executors, successors, and assigns(hereinafter “the Brandt Released Parties”) from any and all Claims that the Solomon Released Parties may have against the Brandt Released Parties under the Employment Agreement or from his service as chief executive officer of the Company, and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claims”), that the Solomon Released Parties now have, own, or hold, or claim to have, own, or hold or that the Solomon Released Parties at any time had, owned, or held, or claimed to have had, owned or held against the Brandt Released Parties, through the date the Solomon Released Parties sign this Agreement. This general release of Claims includes, without implication of limitation, the complete release of all Claims of breach of express or implied contract; all claims of breach of fiduciary duty, negligence, disparagement, interference in business relations, prima facie tort, or defamation, all claims described in or arising from the allegations set forth in the letter to Brandt dated January 3, 2008 from Neal Marshall Brown, and any other Claims, whether based in tort or contract, or arising under the statute, regulations, or common law of any jurisdiction. This general release of Claims shall not be construed to include a release of Claims that arise from Brandt’s obligations under this Agreement or the Consulting Agreement. The Solomon Released Parties hereby acknowledge that Brandt has no non-competition obligation under the Proprietary Rights and Non-Competition Agreement between the Company and Brandt or under any other agreement or any stock or compensation plan. The Solomon Released Parties further agree not to initiate any litigation, lawsuit, claim or action against Brandt with respect to any and all Claims released in this paragraph 8.

9. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

10. This Agreement shall be governed by and construed in accordance with the law of the State of Connecticut. Each party irrevocably agrees that any action, suit or other legal proceeding against them shall be brought in a court of the State of Connecticut or in the United States District Court for the District of Connecticut. By its and his execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts the jurisdiction of each of such courts and waives any objection (including any objection to venue or any objection based upon the grounds of forum non convenience) which might be asserted against the bringing of any such action, suit or other legal proceeding in such courts.

11. The Company agrees not to make any statements that disparage Brandt, and Brandt agrees not to make any statements that disparage the Company or any of their products, services, employees, officers or directors. Brandt further agrees that he will not discuss with any person at any time any matter of any kind whatsoever having to do with any of the Solomon Released Parties, including in particular the Company, its business, its finances, its prospects or its personnel. Notwithstanding the foregoing, statements made in the course of sworn testimony in legal proceedings or other statements required by law shall not be subject to this Section 10. In addition, nothing in this Agreement (or in the Proprietary Rights and Non-Competition Agreement between Brandt and the Company) shall preclude Brandt from describing, to a prospective employer or other business prospect, Brandt’s responsibilities, achievements and compensation as an employee of the Company. In response to inquiries from prospective employers and other third parties concerning Brandt, the Company shall advise the inquirer that Brandt was the Company’s Chief Executive Officer from February 5, 2007 through January 3, 2008, that Brandt’s compensation consisted of an annual base salary of $190,000, plus bonus and incentive compensation, and that Brandt voluntarily resigned on January 3, 2008.

12. Other than the Consulting Agreement and the Proprietary Rights Agreement, this Agreement constitutes the entire agreement between Brandt and the Company, and all other previous agreements or promises between Brandt and the Company are superseded, null, and void. except the Company shall continue to be bound by its indemnification obligations to Brandt to the maximum extent provided in the Company’s Certificate of Incorporation and Bylaws as of February 5, 2007 or thereafter, and as otherwise required by law. Brandt reaffirms his continuing obligations under the Proprietary Rights Agreement, except to the extent his obligations under the Proprietary Rights and Non-Competition Agreement are released by the Company under this Agreement.. Brandt acknowledges that he has carefully read and fully understands all of the provisions of this Agreement, the Consulting Agreement and the Proprietary Rights Agreement

13. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Brandt acknowledges that he is signing this Agreement and the Consulting Agreement voluntarily. Brandt further acknowledges that he has retained independent legal counsel and is not relying on any representations by any representative of the Company concerning the meaning or any aspect of this Agreement.

14. This Agreement may be executed simultaneously or in any number of counterparts, each of which so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

15. This Agreement supersedes the Agreement and Mutual Release between the Company and Brandt dated January 9, 2008.

SOLOMON TECHNOLOGIES, INC.

By: /s/ Gary M. Laskowski
Gary M. Laskowski Chairman, Board of Directors

/s/ Gary G. Brandt
Gary G. Brandt

Attachments

Exhibit A - Gary G. Brandt 2008 Consulting Agreement and Plan